Exhibit 99.2

Final Transcript

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CCBN StreetEvents Conference Call Transcript

BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

Event Date/Time: May. 19. 2004 / 8:30AM ET
Event Duration: 34 min

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Final Transcript

BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Potter
Big Lots — Chairman, CEO, President

Joe Cooper
Big Lots — CFO

Al Bell
Big Lots — Vice Chairman, Chief Administrative Officer

CONFERENCE CALL PARTICIPANTS

Jeff Stein
McDonald Investments, Inc. — Analyst

Mike Napolitana
JMP Securities — Analyst

David Mann
Johnson Rice — Analyst

Eric Autio
SunTrust Robinson Humphrey — Analyst Autio

Lee Backus
Buckingham Research Group — Analyst

PRESENTATION

Operator

     Ladies and gentlemen, welcome to the Big Lots first-quarter 2004 earnings teleconference. During the session, all lines will be muted until the question-and-answer portion of the call. (OPERATOR INSTRUCTIONS). At this time, I would like to introduce today’s first speaker, Mike Potter.

Mike Potter - Big Lots — Chairman, CEO, President

     Thank you everyone for joining us for our first-quarter conference call. With me today is Al Bell, our Vice Chairman and Chief Administrative Officer, and Joe Cooper, Senior Vice President and Chief Financial officer. Also with me are Tim Johnson, Vice President of Strategic Planning and Investor Relations, as well as Chuck Haubiel, Vice President and General Counsel.

I would like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and the SEC filings and that actual results can differ materially from those described in our forward-looking statements.

We would like to accomplish several things today. After some opening remarks, Joe will cover the first quarter financial results. Then Al will update you on the progress we’ve made on our key initiatives. Following Al’s remarks, I will finish with some final thoughts and then we will be glad to answer your questions.

First, let me cover a few highlights for the quarter. This morning, we reported earnings per share of $.06, which was in line with our original guidance for the quarter and ahead of Thomson’s First Call consensus estimate of $.04 per share. I’m pleased we were able to deliver on our earnings guidance despite a very challenging sales environment during the March and April time frame.

Comparable-store sales for the quarter were up 2.7% behind a 2.6 % increase in the value of the average basket and a 0.1% increase in customer transactions. Customer transactions were positive, albeit slight, for the ninth time in the last ten quarters. After encouraging customer transaction growth throughout 2003 and into February of this year, customer traffic slowed during March and April. From our perspective, it appears the slowdown was due to some unfavorable weather and macroeconomic conditions. Although there are early signs the economy may be improving, our customer is yet to feel the positive effects. Living paycheck to paycheck, many of our customers are feeling the pinch of rising gas prices and other economic influences.

On a more positive note, we were encouraged this quarter by our largest basket comp since 2002. Despite a challenging economy

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Final Transcript

BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

and soft seasonal sales, our basket was up 2.6 % to last year, which is the strongest increase in the last five quarters. This level of basket improvement indicates our merchandising initiatives are starting to be noticed by our customer and have resulted in more consistent comp performance across key categories.

From a merchandising perspective, consumables, furniture, and improving trends in home decor, tabletop, food prep and toys drove the quarter’s comp. For those of you who have followed us for a while, you know consumables and furniture have been very consistent growth vehicles for the last several years. Whether it’s close-outs or never-out merchandise, customers know they can save money buying their brand-name and everyday consumables at Big Lots.

Our furniture business continued to expand and gain square footage as well as generate comps sales in existing locations at a rate above our company average. However, I am most excited about the improvements in home decor, including food prep and tabletop, as we see this business beginning to turn around a bit sooner than we had anticipated. Our merchant team in this area is fully staffed, our stores are in business in the basics and the customer has responded. Looking forward, I would only expect this area of the store to improve throughout the year as the longer lead time merchandise arrives.

Finally, after a challenging year in 2003 for most toy retailers and manufacturers, the availability of branded close-out toys is positively impacting our sales results.

Now, let me turn it over to Joe, who will cover the financial results.

Joe Cooper - Big Lots — CFO

     Thanks, Mike. What I’d like to do is recap the first-quarter results, provide some commentary on the P&L and then I will speak to the balance sheet and cash flow.

Earlier today, we reported fiscal 2004 first-quarter net income of $6.7 million, or $.06 per share. That’s compared to net income of $10.2 million in the first quarter of 2003, or $.09 per share. As Mike mentioned, this was in line with our guidance we provided you in February.

Sales for the first quarter of 2004 were $1.02 billion. That’s an increase of 7.5% over the prior year. Total sales growth was driven by a 2.7% comp-store sales increase and the net addition, year-over-year, of 56 stores.

Our gross margin rate for the quarter was 41.2%, slightly above our original guidance. Better-than-expected sales in our higher margin home decor and toy businesses yielded some mix favorability in our rate. As a reminder, we planned our gross margin rate down to last year, principally due to the higher import freight rates. Mike will update you on our import freight rate outlook later in the call.

Expenses were well-managed in the quarter as dollars were below plan. The deleveraging impact experienced with the start of our Durant DC and the impact of higher transportation and fuel costs were partially offset by expense leverage of advertising costs and our largely fixed expense base. In fact, our expense structure would have enabled us to leverage at approximately a 3% comp this quarter, which is encouraging as we strive to expand our operating margin through expense leverage.

Interest expense was $4.3 million for the quarter, which was essentially flat to last year and right on plan. The income tax rate for the quarter was 32.3%, down from 39.5% last year. The rate declined principally due to approximately $700,000 of net tax savings related to the reversal of previously accrued income taxes, primarily as a result of the resolution of a state jobs tax credit loss contingency.

Now, turning to balance sheet, we ended the quarter with total inventory of $887 million. That’s up 12% per store to last year. Three principal factors contributed to this increase over last year. The first, our Durant DC was receiving merchandise throughout the first quarter with the initial distribution of product to 121 stores occurring in the last week of the quarter. We took a more conservative posture when planning inventory flow for these stores by ensuring there was sufficient inventory at Durant and the prior servicing DC. While this created a temporary bubble of inventory at the end of the quarter, it guaranteed a smooth transition and would have shielded us from business disruption had any unforeseen issues occurred.

The second principal factor was our pre-Mother’s Day advertising circular, which broke in the first week of May; versus the last week of April last year. So at the end of the quarter this year, we were holding ad merchandise versus last year, when our ad inventory had been reduced by one week’s worth of sales by the end of the quarter.

Finally, the final significant contributor was the sales miss tp plan for the quarter.

We are comfortable with the content of our inventory as we end the first quarter period. As these temporary timing differences work themselves out over the second quarter, we would expect inventory growth rates to normalize and be more in line with our sales guidance.

Net cash invested at the end of the quarter was $121 million, down $21 million to last year; that’s based on increased inventory purchases, partially offset by lower levels of capital spending. Capital Expenditures were $23.1 million for the quarter, down $25.4 million to the first quarter of last year. The decreased level

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Final Transcript

BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

of capital spending related to lower levels of investment spending on the Durant DC and store remodels compared to last year. Depreciation expense was $23.1 million, up $1.6 million compared to last year.

Looking forward, our sales plan for the second quarter calls for a comp sales increase in the mid-single digits. May comparable store sales are planned to increase in the high-single digits and are expected to benefit from the shift of one additional advertising circular from July compared to last year. Through the first two weeks of May, results are in line with this plan.

June comparable store sales are planned to increase in the mid-single digits and July’s comparable store sales are expected to be essentially flat, principally due to the shift of one advertising circular from July into May.

Now, I’ll turn it over to Al, who will update you on our progress on our key business initiatives.

Al Bell - Big Lots — Vice Chairman, Chief Administrative Officer

     As we discussed on our fourth-quarter conference call, the key components of our 2004 initiatives are the continuation of our national advertising campaign; the opening of 90 new close-out stores, 60 net of closings; the continued expansion of the furniture business through the final elimination of hanging apparel departments from all of our stores; begin shipping merchandise from our new distribution center in Durant; make further progress on key supply-chain initiatives with the introduction of our Scope project; the continuation of the store remodel program; and implement new PC capabilities and debit card technology in a majority of our stores.

During the last week of March, we began the second year of our national television advertising campaign. This year’s campaign provides coverage to all of our stores for 24 weeks of the year. For 2004, we expect comps in our newer TV markets to continue to outpace the balance of stores, adding approximately 1% to our total Company comp and generating SG&A leverage as a result of TV’s compounding effect on sales.

During the first quarter, we added a net of 18 new stores, which was slightly ahead of our plan and ahead of our open rate in the first quarter last year. We opened 21 new stores and closed three stores, all of which were relocations. At the end of the first quarter, we were operating 1,448 stores, including 45 freestanding furniture stores. Total selling square footage at the end of the quarter was 29.4 million square feet, up 5.3% to last year.

Our furniture initiatives continue to proceed as planned. During the first quarter, we added 67 furniture departments, 19 of which were in new stores and 48 of which were added in existing stores either by expanding the store or eliminating hanging apparel. We also allocated additional square footage to 70 existing furniture departments by eliminating hanging apparel in those stores.

As many of you know, furniture has been a successful strategy for our business but logistically has been limited to the eastern and southern portions of the country. Consistent with our communicated guidance for 2004, we have leased warehouse space for a furniture distribution facility in Redlands, California. The Redlands facility will allow us to offer a furniture assortment to our West Coast stores for the first time. During the second quarter, we will be putting the necessary infrastructure in place and begin staffing the facility. We expect to begin shipping products from this facility in September and look forward to the potential impact furniture can have in our stores on the West Coast during the holiday season.

During the last week of April, we began shipping merchandise to 121 stores from our new distribution center in Durant, Oklahoma. The startup of this facility and the initial flow of inventory to stores went very smoothly. We have an excellent management team in place and have hired approximately 200 hard-working associates from the Durant area. We believe that with the addition of this facility, we can support up to 1,750 stores or approximately the next four years worth of new store growth.

In the week prior to Easter, we completed the remodel of 17 stores in Nashville, Tennessee, Champaign, Illinois, and Wheeling, West Virginia. Additionally, we added a close-out swing area, or CSA, to 14 other stores in those markets. Early customer reaction to these updated stores has been positive, and we will continue to watch their sales trends over the next several months. The remaining 50 store remodels planned for this year will take place during the second quarter.

Our SCOPE project is proceeding on plan and we expect to be able to go live with our merchandise planning system later this summer. The impact of this project will start to be recognized in fiscal 2005. The rollouts of UPC scanning, or price removal, is on target with the program currently focused on higher-velocity consumables departments. Debit card technology is currently in the testing phase, and we are in the early stages of hardware installation in our stores. In the aggregate, the execution of our 2004 initiatives is on schedule and performance to date has been in line with our expectations.

I will now turn it back over to Mike.

Mike Potter - Big Lots — Chairman, CEO, President

     Thanks, Al. So, while customer traffic was softer than expected in the first quarter, I’m pleased with how our business model held up. Our management team remains focused on our merchandising, store and supply-chain initiatives, which are crucial to driving sustainable earnings growth over the long-term.

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BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

There’s a tremendous amount of work underway in our merchandising group aimed at driving sales, turn and higher productivity per square foot in our stores. In the first quarter, we began to see a turnaround in home decor, including food prep and tabletop, as our new team of merchants is already making an impact.

During the second quarter, we should recognize the benefit from recent additions to our newest “never-out” SKUs in the food, pet and housekeeping areas of the store.

Heading into the third quarter, our furniture initiative should gain an increased level of momentum when we open our Redlands facility and hit the West Coast in time to positively impact the fall selling season.

Finally, throughout the third and fourth quarters, the changes we’ve made to our seasonal merchandise assortment plans, Halloween, Harvest and Trim-A-Tree, will become evident within our stores. With an increased focus on basics and trend merchandise and less fashion/decorative risk, along with enhancements to our promotional strategy, we are excited about the sales and gross margin opportunities, which were included in our guidance for the back half of the year.

Additionally, I’d like to update you on the status of our import freight contracts. As many of you are aware, our contracts run from May through April. For the new contract year beginning this month, we were able to negotiate flat import freight rates compared to last year, which is consistent with our guidance for Q2 and the balance of the year.

Looking forward, we feel good about our financial model and what is happening within our business. Our ability to deliver earnings in the second quarter and the balance of the year is going to be largely dependent on a return to more normal customer traffic patterns in our sector. While customer traffic remains soft in the first two weeks of May, comp sales are on plan month-to-date, as the softness in traffic has been offset by a strengthening average basket. An improving trend in the average basket comp reflects a balanced comp across the store, which for the month of May has included our seasonal categories. Seasonal sales have accelerated to begin May and we are encouraged about the prospects for this category for the balance of the quarter.

Hopefully from this morning, you get a sense of some of the good things that are happening in our business. We believe the Company is entering a period in its repositioning where we begin to leverage all of the hard work of the last three years and start to see more sustainable earnings growth in the future.

Now, that leads me to my last topic. Yesterday, by a unanimous vote, the Company’s Board of Directors authorized the repurchase of up to $75 million of the Company’s common shares, as it believes the repurchase plan builds value for shareholders. The size of the repurchase program fits nicely within our existing cash position and expected free cash flow. We expect these purchases will be made during the next twelve months, either in the open market or through privately negotiated transactions.

As you are all aware, we believe we’re entering a time in which the next number of years have the potential to generate very strong free cash flow for Big Lots. This decision by the Board to repurchase shares is a statement of commitment toward enhancing shareholder value.

With that, I’d like to now ask Marie to open it up for your questions.

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QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jeff Stein.

Jeff Stein - McDonald Investments, Inc. — Analyst

     I’m wondering a couple of things, Mike. First of all, the extra circular in May, have you run that yet?

Mike Potter - Big Lots — Chairman, CEO, President

     No, that’s in the last week; that’s coming up next week.

Jeff Stein - McDonald Investments, Inc. — Analyst

     Okay, all right. I’m kind of curious. What percent of your sales right now, Mike, would you classify as home decor and tabletop — the categories, in other words, that began to pick up during the first quarter?

Mike Potter - Big Lots — Chairman, CEO, President

     The combination of all of those that I am referencing is really part of one particular division. I would say it’s about 10%.

Operator

     Mike Napolitana.

Mike Napolitana - JMP Securities — Analyst

     (LAUGHTER) Easy, Joe! Good morning. With respect to the expanding average basket, can you talk a little bit more about what is driving that in particular? Is it more just your merchandise? Are you driving it through advertising circulars, advertising national, maybe just give a little more color on that and expectations, going forward, at least in the second quarter?

Mike Potter - Big Lots — Chairman, CEO, President

     I think, in the short term, as we’ve seen that build, I would say that it’s primarily merchandise changes. Advertising is going to do it over a greater period of time, and it is not necessarily a reflection of any short-term circular differences that we’ve done. We look at it and see that it’s because of our home division beginning to improve and in May, with the additional basket improvement, it’s because as weather has started to normalize, the seasonal business has turned around and has started to perform well again. Of course, we expected that, given what we saw in March and April, so it’s really merchandise driven.

Mike Napolitana - JMP Securities — Analyst

     Joe, with respect to the furniture in the fourth quarter, is that factored into your, I guess, sales and earnings guidance, or is that a potential upside?

Joe Cooper - Big Lots — CFO

     No, that’s factored in. What Al was speaking of was consistent with our plan. We are on plan with the furniture initiatives and that’s all baked into our guidance.

Mike Napolitana - JMP Securities — Analyst

     Lastly, just with respect to the inventory build in the second half of the year, is furniture going to be additive as far as — you said ramping up in line with sales, or is that going to be additive to that?

Mike Potter - Big Lots — Chairman, CEO, President

     If you are talking about the back half of the year, I would expect inventories to be pretty consistent with sales growth. We are expecting some inventory turn improvements for the full year this year. There is some ramp-up of furniture right now and as we go into the second quarter because of the elimination of hanging apparel and the start-up of those smaller square-foot furniture departments. So that’s part of what is occurring right now, but certainly through the back half, what has increased in furniture will be offset by a reduction in apparel.

Mike Napolitana - JMP Securities — Analyst

     Then just quickly again, I missed the CapEx number?

Joe Cooper - Big Lots — CFO

     $23.1 million for the first quarter.

Mike Napolitana - JMP Securities — Analyst

     Wasn’t that depreciation?

Joe Cooper - Big Lots — CFO

     CapEx was $23.1 million. Depreciation was $23.1 million.

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Final Transcript

BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

Operator

     David Mann.

David Mann - Johnson Rice — Analyst

     Good morning. A couple of questions — in terms of the tax rate, is that a one-time benefit or should we use the lower rate for the rest of the year?

Joe Cooper - Big Lots — CFO

     As you recall, we gave a range that was slightly lower for the year than our historical 39.5%, but realization of those credits was baked into the year but we realized those in the first quarter. So, I would look for a slightly lower rate for the year; it could be probably 37.8% to 38.4%, which is about half a percent lower.

David Mann - Johnson Rice — Analyst

     Okay and so sort of in that 38.5% to 39% range for the rest of the year?

Joe Cooper - Big Lots — CFO

     Yes.

David Mann - Johnson Rice — Analyst

     Al, I think you made a comment about the distribution center network being able to handle I think 1,750 stores?

Al Bell - Big Lots — Vice Chairman, Chief Administrative Officer

     Right.

David Mann - Johnson Rice — Analyst

     In terms of unit growth, that would imply that you would stay at sort of a pace that you’ve had for the last couple of years, for the next few years. Is that kind of what you are telegraphing based on the limits of the — I mean, under what scenario would you start accelerating unit growth?

Al Bell - Big Lots — Vice Chairman, Chief Administrative Officer

     We really haven’t planned that as part of our long-term strategy. We think that 90 to 100 new stores makes a lot of sense for Big Lots.

Joe Cooper - Big Lots — CFO

     David, we haven’t really gone into any chain discussion longer-term. It doesn’t say that we wouldn’t but right now, this year’s plan is as we’ve it laid out. We haven’t even made a decision on ‘05. I think we feel confident that we wouldn’t scale back openings, but we have been pretty comfortable with this level. So, if I were you in terms of modeling long-term, I would stick with that assumption.

David Mann - Johnson Rice — Analyst

     Okay. In terms of the basket increases, are you doing anything on the pricing side in terms of some items where you have some ability to raise prices? Are you doing anything along those lines?

Mike Potter - Big Lots — Chairman, CEO, President

     We’re watching that real closely. There’s definitely a lot of price pressure on the cost side, particularly overseas. Petroleum based products, steel-based products, wood, and we’re watching competitors a lot right now. I don’t think we see a lot of change in the discount arena in what everyone’s doing with pricing, and I think it’s fair to say that Wal-Mart leads the charge on that. So, we’re trying to make sure that we stay focused on our price advantage.

You know, we always have to do the best of both worlds; we have to give the exciting, extreme values and we also have to manage our margins. So, it is a changing environment right now. We’ve seen more cost pressure on the buy side, particularly import, in the last quarter or so than we’ve seen in many, many years, so we’re certainly watching that.

David Mann - Johnson Rice — Analyst

     Okay. Then one last question — any more information or visibility on the KB store liabilities?

Mike Potter - Big Lots — Chairman, CEO, President

     Nothing has changed since the last quarter.

Operator

     Jeff Stein.

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Final Transcript

BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

Jeff Stein - McDonald Investments, Inc. — Analyst

     Mike, I’m wondering if you might just kind of de-layer the inventory increase you saw during the first quarter, in terms of how much of the increase was due to the shortfall in sales, how much due to the Durant distribution center and how much due to the timing difference?

Mike Potter - Big Lots — Chairman, CEO, President

     Jeff, I would probably rather not try to break that out in specific numbers. Durant is certainly a portion of it, and that will normalize more at the end of the second quarter, because it was 121 stores. You can kind of get a feel for the percent of inventory that you have to support those stores. While we didn’t double up completely on that, we certainly made sure that we were able to support those stores. Now, with the successful startup, it will be easy to bring that back in line.

The Mother’s Day advertising shift is pretty easy to figure in terms of one week’s sales of an ad item, and then March and April sales shortfall you can calculate yourself.

The other thing, as I mentioned before with Mike’s question is, there also is and will be a little in the second quarter some buildup for the startup of the new furniture departments, so as we transition out of apparel and into furniture, for a period of time, you have to own both levels of inventory. Then in Q3, you get out of the apparel and it normalizes.

We’ve also, in the last quarter and going into second quarter, as I mentioned, some of the buildup of our never-out introductions in some food areas, household supplies, chemicals and a few others are some of that startup as well.

So, I’m sorry I can’t be more specific than that but I do think we feel comfortable that Q2 and Q3 will continue to normalize itself.

Jeff Stein - McDonald Investments, Inc. — Analyst

     Mike, towards the end of the quarter and moving into May, are you guys seeing an acceleration in basket growth year-over-year relative to what you saw for the first quarter overall?

Mike Potter - Big Lots — Chairman, CEO, President

     A little, yes.

Jeff Stein - McDonald Investments, Inc. — Analyst

     Okay, a question on the share buyback — I just want to make sure I understand. Are you guys committed to completing that buyback within twelve months?

Mike Potter - Big Lots — Chairman, CEO, President

     It is our intention to do that. I can’t speak for — we will obviously do it depending upon market conditions and the restrictions on share buyback and our cash flow and things like that, but it is certainly the intention of the Board to execute that authorization.

Jeff Stein - McDonald Investments, Inc. — Analyst

     Okay, thanks.

Operator

     Patrick McKeever.

Eric Autio - SunTrust Robinson Humphrey — Analyst Autio

     This is Eric Autio calling for Patrick. A quick question on the gas prices — we’ve seen a lot of the effects of that throughout the discount space; you guys mentioned it in your press release as well. Yet, at the same time, you are seeing an increase in what appears to be discretionary items. Is there something that leads you to feel that the gas prices are leading to some kind of downturn in your business or some effect on your consumer?

Mike Potter - Big Lots — Chairman, CEO, President

     I think the biggest thing we’re watching is transactions and traffic. I think we’re seeing the same thing that I have heard many other dollar and discount businesses indicate over the last month or two, is that the traffic patterns have slowed. I will say, being here for 13 years, that whenever gas prices push this kind of level, we have seen short-term pullback from our customer. Generally, it is short-term, but of course, usually the gas prices extremes are short-term as well and no one can completely predict that at this point.

You know, I think there’s a couple of ways to look at it. There’s no doubt that customers are living paycheck to paycheck. They watch this carefully and they do have fewer dollars in their pocket each week, so I think we can feel that. On the flip side though, we’re definitely getting more balanced behavior out of our store; there’s still a lot of things that we can improve in our merchandising and I think that’s what we’re starting to see.

Also, I like this situation longer-term, because it’s times like this when more customers start to think about changing their store choices and their buying behavior because they’re thinking about saving money. It takes awhile for people to decide I’m no longer

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Final Transcript

BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

going to go to this store; I’m going to go to another store. But we’re continuing our advertising program, we’re continuing to execute our merchandising strategy and so, longer-term, if more customers become more receptive to stores that save them money, like Big Lots, I think that could be an advantage for us.

Eric Autio - SunTrust Robinson Humphrey — Analyst Autio

     Okay, thanks. A question on the never-out program — is there a plan to expand that? If so, where do those stand?

Mike Potter - Big Lots — Chairman, CEO, President

     Well, we announced at the end of our fourth-quarter conference call that we were going to be expanding the SKU count of our never-outs during ‘04. We had been about 550 SKUs and we’re going to be pushing it closer to 1,000 by the end of ‘04. That may be flexed somewhat just depending upon the pace; we want to make sure that we introduce them as we are fully comfortable with having the inventory lined up and having the supply replenishment lined up. But yes, we are expanding it. It will still be a small percent of our business but we’re definitely connecting with the customer on some consistency products.

Eric Autio - SunTrust Robinson Humphrey — Analyst Autio

     Great. Any thoughts on which categories you may focus on.

Mike Potter - Big Lots — Chairman, CEO, President

     It’s mostly the consumables area, cleaning supplies, health and beauty aids, food, plastics; those types of categories are where we are focusing.

Eric Autio - SunTrust Robinson Humphrey — Analyst Autio

     Okay, great. Thanks so much.

Operator

     Lee Backus.

Lee Backus - Buckingham Research Group — Analyst

     First, Mike, could you discuss the close-out buying environment? Are there certain categories where you think you’re getting especially good deals, or where you are finding it a little more difficult?

Mike Potter - Big Lots — Chairman, CEO, President

     Generally, I’d say it is pretty good right now. We’ve seen some accelerated activity as some companies, some manufacturers have hit the end of their quarters. You know, I do like the fact that this economic environment creates changes and everybody is trying to predict what happens. I think that unpredictability creates opportunity. The toy environment has been very good; the hard-line environment has been very good. Depending upon the subcategory within consumables, we’ve also seen a lot of nice deals that have surfaced, even just in the last three or four weeks.

So, I don’t know if I would identify anything where we are overly concerned about weakness and as has been tradition, we — usually every quarter, the supply is pretty good.

Lee Backus - Buckingham Research Group — Analyst

     Can you also discuss productivity of new stores and remodels?

Mike Potter - Big Lots — Chairman, CEO, President

     Yes, the new stores continue to have us excited. I think we reported last year, and maybe even to some extent in 2002, almost without exception new stores continue to exceed our expectation. I think that has a lot to do with a number of factors, one of them being our entire marketing initiative, the fact that we’re building awareness of Big Lots nationally.

As we go into new markets or areas where we have a few number of stores and really haven’t penetrated, that awareness is helping us open new stores. I think, as a company, we’re just getting very good at executing. We’ve been opening about the same number of stores for two or three years now; we’re getting real good at it. I just last week went to the opening of Paro (ph) Place Long Island, which is not too far a drive from a lot of our investors, right near Roosevelt Field. It’s a great looking store and it’s a great customer base, and we are entering a lot more high-population areas, and those continue to be the best performers.

Lee Backus - Buckingham Research Group — Analyst

     Remodels?

Mike Potter - Big Lots — Chairman, CEO, President

     Yes, it’s early on in our remodel phase this year. As you recall, last year, we had 200-plus remodels and we made them very extensive. We were doing full relays and completely changing the layout of the store. This year, we have much fewer remodels and we’re not doing full floor relays, so it’s generally a cleanup. We are reintroducing the re-grand openings to the marketplace. It kind of goes back to the remodels that we did in ‘01 and ‘02, so they are simpler, they are easier to execute and as of the first quarter, they

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Final Transcript

BLI — Q1 2004 Big Lots, Inc. Earnings Conference Call

are doing what we want them to do. But that’s not a big number this year.

Operator

     At this time, we have no further questions, Mike. I’d like to turn the call back to you.

Mike Potter - Big Lots — Chairman, CEO, President

     Okay, well, we will end the call. Thank you very much for joining us and we will talk to you again at the end of the second quarter.

Operator

     Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay of by dialing 1-800-207-7077 and entering PIN number 4083. (Operator repeats numbers.). Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.

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